EXHIBIT 23.2

To Whom It May Concern:

We hereby consent to the incorporation in this Registration Statement on Form S-1 of our Report of Independent Registered Public Accounting Firm dated September 30, 2025, relating to the financial statements of Global Industry Products, Corp. as of December 31, 2024 and 2023, respectively, and to all references to our firm included in this Registration Statement.

We also consent to the references to us under the headings “Experts” in such Registration Statement.

Very truly yours,

/s/ Bush & Associates CPA LLC

Bush & Associates CPA LLC (PCAOB 6797)

Las Vegas, Nevada

September 30, 2025

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9555 S Eastern Ave., Suite 280, Las Vegas, NV 89123 ● 702.703.5979 ● www.bushandassociatescpas.com